UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 26, 2011

AGRISOLAR SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	333-141201	20-5614030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Madison Street, Suite 701 Denver, CO 80206
(Address of principal executive offices)

Registrant’s telephone number, including area code:  303-329-3008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 – UNREGISTERED SALES OF EQUITY SECURITIES

On August 26, 2011, the Registrant sold a total of 714,285 shares of Series AAA Convertible Preferred Stock (the “Shares”) in a private offering.  The Shares were sold for cash for an offering price of $0.35 per Share, and there were no underwriting discounts or commissions.  The total consideration received by the Registrant for sale of the shares was $250,000.

The Shares were sold in reliance upon an exemption from registration provided by Regulation S under the Securities Act of 1933.  The Registrant’s reliance on the exemption from registration provided by Regulation S was based on the fact that the Shares were sold in a private offshore transaction to three investors who were not US persons.

Each Share has a stated value of $0.35 per share and is entitled to one vote for each share held.  The holders of the Shares are entitled to an annual dividend at the rate of 4%, payable in cash, semi-annually, in arrears. In the event of liquidation, the holders of the Shares are entitled to a preference of $0.35 per share, in cash, equal to 100% of the stated value for each share outstanding, plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared. However, the Series AAA Preferred Stock is subordinate to the Series AA Preferred Stock with respect to dividend rights and rights on liquidation.

At the option of the holders, each of the Shares may be converted into one (1) share of our common stock and one warrant to purchase common stock, together with the payment of all accrued but unpaid dividends in the form of common stock at a price of $0.35 per share.   In addition, the Shares automatically convert into Units consisting of one share of common stock of the Registrant and one warrant to purchase an additional share of common stock of the Registrant, without any action by the holder thereof, in the event that for ten (10) consecutive trading days, the common stock of the Registrant trades a minimum volume of 100,000 shares per day on the OTC Bulletin Board, or any other market where the shares are traded, at a bid price of not less than $0.75 per share.  Each warrant entitles the holder thereof to purchase one additional share of the Registrant’s common stock at a price of $0.70 per share at any time during the period of 5 years following the date of initial issuance of the Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

AgriSolar Solutions, Inc. (Registrant)

Date: August 30, 2011	/s/ Arnold Tinter, Chief Financial Officer

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